Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2018 THIRD QUARTER RESULTS AND INCREASES 2018 GUIDANCE
-- 2018 Third Quarter Diluted EPS of $0.09; Adjusted Diluted EPS of $1.79 --

ST. LOUIS, MISSOURI (October 23, 2018) -- Centene Corporation (NYSE: CNC) announced today its financial results for the third quarter ended September 30, 2018, reporting diluted earnings per share (EPS) of $0.09 and Adjusted Diluted EPS of $1.79.

In summary, the 2018 third quarter results were as follows:

Total revenues (in millions)	$16,182
Health benefits ratio	86.3%
SG&A expense ratio	12.6%
GAAP diluted EPS	$0.09
Adjusted Diluted EPS (1)	$1.79
Total cash flow provided by operations (in millions)	$548

(1) A full reconciliation of Adjusted Diluted EPS is shown on page six of this release.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "The Company continues to execute on its growth strategy. The operating metrics were strong, excluding some offsetting adjustments associated with expired contracts. Overall, we are very pleased with the results and have good momentum heading into the fourth quarter and 2019."

The third quarter results include the following items, which in the aggregate had no net effect on diluted EPS:

•
During the third quarter, the Company received 2014-2017 cost reconciliation information related to the California Medicaid in-home support services (IHSS) program, which ended December 31, 2017. As a result, the Company's third quarter results include an estimated pre-tax benefit of $140 million related to the IHSS program reconciliation. The 2014-2016 reconciliation is expected to be finalized by early 2019, with the final 2017 reconciliation to follow.

•
September 30, 2018 represented the previously announced expiration of the Company's contract to provide health care coordination services to the U.S. Department of Veterans Affairs under the Patient-Centered Community Care and Veterans Choice Programs. In connection with the conclusion of the contract, the Company recorded a pre-tax charge of $110 million for negotiated settlements and severance costs. The Company will continue to provide close out and transition services through 2021.

•	The Company recorded pre-tax expense of $30 million associated with a contribution commitment to its charitable foundation.

Third Quarter Highlights

•	September 30, 2018 managed care membership of 14.4 million, an increase of 2.1 million members, or 17%, over September 30, 2017.

•	Total revenues for the third quarter of 2018 of $16.2 billion, representing 36% growth, compared to the third quarter of 2017.

•	Health benefits ratio (HBR) of 86.3% for the third quarter of 2018, compared to 88.0% in the third quarter of 2017.

•	Selling, general and administrative (SG&A) expense ratio of 12.6% for the third quarter of 2018, compared to 9.0% for the third quarter of 2017.

•	Adjusted SG&A expense ratio of 10.0% for the third quarter of 2018, compared to 8.9% for the third quarter of 2017.

•	Diluted EPS for the third quarter of 2018 of $0.09, compared to $1.16 for the third quarter of 2017.

•	Adjusted Diluted EPS for the third quarter of 2018 of $1.79, compared to $1.35 for the third quarter of 2017.

•	Operating cash flow of $548 million for the third quarter of 2018.

Other Events

•
In October 2018, CMS published updated Medicare Star quality ratings for the 2019 rating year. Our Star ratings returned to a 4.0 Star parent rating. The 2019 rating year will positively affect quality bonus payments for Medicare Advantage plans in 2020.

•
In October 2018, Centurion was awarded a contract to provide comprehensive healthcare services to detainees of the Metropolitan Detention Center located in Albuquerque, New Mexico. The contract is expected to commence in January 2019 with a base term of four years.

•
In October 2018, we announced that we are expanding our offerings in the 2019 Health Insurance Marketplace. We are entering Pennsylvania, North Carolina, South Carolina and Tennessee in 2019, and expanding our footprint in six existing markets: Florida, Georgia, Indiana, Kansas, Missouri and Texas.

•
In October 2018, our Arizona subsidiary, Health Net Access, began providing physical and behavioral health care services through the Arizona Health Care Cost Containment System Complete Care program in the Central region and the Southern region.

•	In October 2018, our Mississippi subsidiary, Magnolia Health, entered into a new agreement to continue providing services to Medicaid recipients enrolled in the Mississippi Coordinated Access Network.

•
In August 2018, Centurion was awarded a contract to provide comprehensive healthcare services to detainees of Volusia County detention facilities located near Daytona, Florida. The contract is expected to commence on January 1, 2019.

•	In July 2018, we announced a joint venture with Ascension to establish a Medicare Advantage plan. The plan is expected to be implemented in multiple geographic markets beginning in 2020.

Accreditations & Awards

•	In October 2018, Louisiana Healthcare Connections was awarded the Working Well in Louisiana Worksite Wellness Recognition of Excellence.

•
In September 2018, Centene was named a Leading Disability Employer by the National Organization on Disability for its employment practices for people with disabilities. Also, in July 2018, Centene was named to the 2018 list of the Best Places to Work for People with Disabilities, presented by the American Association of People with Disabilities and the U.S. Business Leadership Network.

•	In September 2018, our Missouri Health Insurance Marketplace plan, Ambetter from Home State Health, earned Accreditation from NCQA.

•	In August 2018, FORTUNE magazine announced Centene's position of #49 on the Fortune 100 Fastest Growing Companies for 2018.

Membership

The following table sets forth our membership by line of business:

	September 30
	2018	2017
Medicaid:
TANF, CHIP & Foster Care	7,260,500	5,809,400
ABD & LTSS	964,200	850,300
Behavioral Health	455,900	467,400
Total Medicaid	8,680,600	7,127,100
Commercial	2,062,500	1,657,800
Medicare (1)	417,400	331,000
Correctional	150,900	158,000
Total at-risk membership	11,311,400	9,273,900
TRICARE eligibles	2,858,900	2,823,200
Non-risk membership	219,000	213,900
Total	14,389,300	12,311,000

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans (MMP).

The following table sets forth additional membership statistics, which are included in the membership information above:

	September 30
	2018	2017
Dual-eligible (2)	590,300	475,300
Health Insurance Marketplace	1,529,400	1,024,000
Medicaid Expansion	1,237,800	1,105,000

(2) Membership includes dual-eligible ABD & LTSS and dual-eligible Medicare membership in the table above.

Revenues

The following table sets forth supplemental revenue information for the three months ended September 30, ($ in millions):

	2018	2017	% Change 2017-2018
Medicaid	$10,909	$8,090	35%
Commercial	3,125	2,004	56%
Medicare (1)	1,363	1,138	20%
Other	785	666	18%
Total Revenues	$16,182	$11,898	36%

(1) Medicare includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

Statement of Operations: Three Months Ended September 30, 2018

•
For the third quarter of 2018, total revenues increased 36% to $16.2 billion, from $11.9 billion in the comparable period in 2017. The increase over the prior year was due to the acquisition of Fidelis Care, growth in the Health Insurance Marketplace business in 2018, expansions and new programs in many of our states in 2018, other acquisitions and the reinstatement of the health insurer fee in 2018. These increases were partially offset by the impact of the removal of the IHSS program from California's Medicaid contract in January 2018.

•
Sequentially, total revenues increased 14% over the second quarter of 2018 primarily due to the acquisition of Fidelis Care, partially offset by decreased revenues for the federal services business and approximately $500 million of revenue received in the second quarter of 2018 associated with pass through payments from the State of California, which were recorded in premium tax revenue and premium tax expense.

•
HBR of 86.3% for the third quarter of 2018 represents a decrease from 88.0% in the comparable period in 2017. The benefit of the recognition of the previously mentioned IHSS program reconciliation reduced the HBR by approximately 100 basis points. The remaining HBR decrease compared to last year was driven by membership growth in the Health Insurance Marketplace business and the reinstatement of the health insurer fee in 2018. This was partially offset by the acquisition of Fidelis Care, which operates at a higher HBR.

•
HBR increased sequentially from 85.7% in the second quarter of 2018. The increase was primarily attributable to normal seasonality in the commercial business and the acquisition of Fidelis Care, partially offset by the previously mentioned IHSS program reconciliation.

•
The SG&A expense ratio was 12.6% for the third quarter of 2018, compared to 9.0% in the third quarter of 2017. The year-over-year increase was primarily due to $399 million of acquisition related expenses associated with the closing of the Fidelis Care acquisition, which increased the ratio by approximately 260 basis points. The Adjusted SG&A expense ratio was 10.0% for the third quarter of 2018, compared to 8.9% in the third quarter of 2017. Both ratios increased by approximately 70 basis points related to costs associated with the previously mentioned Veterans Affairs contract expiration and the commitment to our charitable foundation. The remaining increases were due to growth in the Health Insurance Marketplace business, which operates at a higher SG&A expense ratio, partially offset by the acquisition of Fidelis Care, which operates at a lower SG&A expense ratio.

Balance Sheet

At September 30, 2018, the Company had cash, investments and restricted deposits of $14.3 billion, including $482 million held by unregulated entities. Medical claims liabilities totaled $7.0 billion, representing 51 days in claims payable. Total debt was $6.4 billion, which includes $100 million of borrowings on our $1.5 billion revolving credit facility at quarter-end. The debt to capitalization ratio was 36.9% at September 30, 2018, excluding the $99 million non-recourse mortgage note and construction loan.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, June 30, 2018	44
Impact of Fidelis Care acquisition	4
Timing of claims payments & business expansion	2
Impact of IHSS program reconciliation	1
Days in claims payable, September 30, 2018	51

The increase in days in claims payable is primarily due to the acquisition of Fidelis Care. The four day Fidelis Care impact was primarily due to longer payment terms and timing of payments.

Outlook

The Company's full updated annual guidance for 2018 is as follows:

	Full Year 2018
	Low	High
Total revenues (in billions)	$59.8	$60.3
GAAP diluted EPS	$4.34	$4.50
Adjusted Diluted EPS (1)	$6.90	$7.10
HBR	85.9%	86.3%
SG&A expense ratio	10.5%	10.9%
Adjusted SG&A expense ratio (2)	9.7%	10.1%
Effective tax rate	34.0%	36.0%
Diluted shares outstanding (in millions)	198.8	199.8

(1)
Adjusted Diluted EPS excludes amortization of acquired intangible assets of $0.81 to $0.83 per diluted share, acquisition related expenses of $1.63 to $1.65 per diluted share and California minimum MLR changes of $0.12 per diluted share.

(2)	Adjusted SG&A expense ratio excludes acquisition related expenses of $420 million to $425 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, October 23, 2018, at approximately 8:30 AM (Eastern Time) to review the financial results for the third quarter ended September 30, 2018. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 8785154 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, October 22, 2019, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, October 30, 2018, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10123967.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets, acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP net earnings	$19	$205	$659	$598
Amortization of acquired intangible assets	65	38	149	117
Acquisition related expenses	401	7	423	13
California minimum medical loss ratio changes (1)	—	—	30	—
Penn Treaty assessment expense (2)	—	9	—	56
Income tax effects of adjustments (3)	(110)	(20)	(140)	(68)
Adjusted net earnings	$375	$239	$1,121	$716

(1)	The impact of retroactive minimum MLR changes under California’s Medicaid expansion program.

(2)	Additional expense for the Company's estimated share of guaranty association assessment resulting from the liquidation of Penn Treaty for the nine months ended September 30, 2017.

(3)	The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results.

	Three Months Ended September 30,		Nine Months Ended September 30,		Annual Guidance December 31, 2018
	2018	2017	2018	2017
GAAP diluted EPS	$0.09	$1.16	$3.37	$3.39	$4.34 - $4.50
Amortization of acquired intangible assets (1)	0.24	0.14	0.59	0.42	$0.81 - $0.83
Acquisition related expenses (2)	1.46	0.02	1.65	0.05	$1.63 - $1.65
California minimum medical loss ratio changes (3)	—	—	0.12	—	$0.12
Penn Treaty assessment expense (4)	—	0.03	—	0.20	—
Adjusted Diluted EPS	$1.79	$1.35	$5.73	$4.06	$6.90 - $7.10

(1)
The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.07 and $0.07 for the three months ended September 30, 2018 and 2017, respectively, and $0.17 and $0.24 for the nine months ended September 30, 2018 and 2017, respectively; and an estimated $0.24 to $0.25 for the year ended December 31, 2018.

(2)
The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.46 and $0.02 for the three months ended September 30, 2018 and 2017, respectively, and $0.51 and $0.03 for the nine months ended September 30, 2018 and 2017, respectively; and an estimated $0.50 to $0.51 for the year ended December 31, 2018.

(3)
The impact of retroactive changes to the California minimum MLR per diluted share presented above is net of an income tax benefit of $0.04 for the nine months ended September 30, 2018; and an estimated $0.03 for the year ended December 31, 2018.

(4)	The Penn Treaty assessment expense per diluted share presented above is net of an income tax benefit of $0.02 and $0.12 for the three and nine months ended September 30, 2017, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP SG&A expenses	$1,934	$1,030	$4,487	$3,186
Acquisition related expenses	399	7	421	13
Penn Treaty assessment expense	—	9	—	56
Adjusted SG&A expenses	$1,535	$1,014	$4,066	$3,117

About Centene Corporation

Centene Corporation, a Fortune 100 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-Term Services and Supports (LTSS), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as “Part D”), dual eligible programs and programs with the U.S. Department of Defense. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, commercial programs, home-based primary care services, life and health management, vision benefits management, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene’s investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (PSLRA) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. In particular, the information provided in this press release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene and certain plans and objectives of Centene with respect thereto, including but not limited to the expected benefits of the acquisition of Health Net, Inc. (Health Net) (Health Net Acquisition) and the acquisition of New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York (Fidelis Care) (Fidelis Care Acquisition). These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Without limiting the foregoing, forward-looking statements often use words such as "believe", "anticipate", "plan", "expect", "estimate", "intend", "seek", "target", "goal", "may", "will", "would", "could", "should", "can", "continue" and other similar words and expressions (and the negative thereof). We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in PSLRA. A number of factors, variables or events could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder that may result from changing political conditions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting Centene's government businesses; Centene's ability to adequately price products on federally facilitated and state-based Health Insurance Marketplaces; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension or termination of Centene's contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to Centene's contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Health Net Acquisition and the Fidelis Care Acquisition, will not be realized, or will not be realized within the expected time period; the exertion of management's time and Centene's resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for the Health Net Acquisition or the Fidelis Care Acquisition; disruption caused by significant completed and pending acquisitions, including the Health Net Acquisition and the Fidelis Care Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions, including among others, the Health Net Acquisition and the Fidelis Care Acquisition; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses, including Health Net and Fidelis Care, will not be integrated successfully; the risk that, following the Fidelis Care Acquisition, Centene may not be able to effectively manage its expanded operations; restrictions and limitations in connection with Centene's indebtedness; Centene's ability to achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to Centene; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the SEC. These forward-looking statements reflect Centene's current views with respect to future events and are based on numerous assumptions and assessments made by Centene in light of its experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this press release could cause Centene's plans with respect to the Health Net Acquisition, the Fidelis Care Acquisition, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is currently believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this press release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. Centene does not assume any obligation to update the information contained in this press release (whether as a result of new information, future events or otherwise), except as required by applicable law. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect Centene's business operations, financial condition and results of operations, in Centene's filings with the SEC, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,847	$4,072
Premium and trade receivables	4,647	3,413
Short-term investments	594	531
Other current assets	1,000	687
Total current assets	13,088	8,703
Long-term investments	6,272	5,312
Restricted deposits	550	135
Property, software and equipment, net	1,584	1,104
Goodwill	6,803	4,749
Intangible assets, net	2,423	1,398
Other long-term assets	437	454
Total assets	$31,157	$21,855

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$6,983	$4,286
Accounts payable and accrued expenses	4,550	4,165
Return of premium payable	918	549
Unearned revenue	286	328
Current portion of long-term debt	4	4
Total current liabilities	12,741	9,332
Long-term debt	6,379	4,695
Other long-term liabilities	1,276	952
Total liabilities	20,396	14,979
Commitments and contingencies
Redeemable noncontrolling interests	11	12
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at September 30, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value; authorized 400,000 shares; 207,550 issued and 205,354 outstanding at September 30, 2018, and 180,379 issued and 173,437 outstanding at December 31, 2017	—	—
Additional paid-in capital	7,395	4,349
Accumulated other comprehensive loss	(79)	(3)
Retained earnings	3,422	2,748
Treasury stock, at cost (2,196 and 6,942 shares, respectively)	(85)	(244)
Total Centene stockholders’ equity	10,653	6,850
Noncontrolling interest	97	14
Total stockholders’ equity	10,750	6,864
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$31,157	$21,855

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data in dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Premium	$14,623	$10,850	$38,639	$32,393
Service	732	571	2,147	1,634
Premium and service revenues	15,355	11,421	40,786	34,027
Premium tax and health insurer fee	827	477	2,771	1,549
Total revenues	16,182	11,898	43,557	35,576
Expenses:
Medical costs	12,626	9,543	33,045	28,278
Cost of services	622	437	1,823	1,334
Selling, general and administrative expenses	1,934	1,030	4,487	3,186
Amortization of acquired intangible assets	65	38	149	117
Premium tax expense	716	510	2,451	1,643
Health insurer fee expense	178	—	532	—
Total operating expenses	16,141	11,558	42,487	34,558
Earnings from operations	41	340	1,070	1,018
Other income (expense):
Investment and other income	80	51	186	137
Interest expense	(97)	(65)	(245)	(189)
Earnings from operations, before income tax expense	24	326	1,011	966
Income tax expense	8	125	358	381
Net earnings	16	201	653	585
Loss attributable to noncontrolling interests	3	4	6	13
Net earnings attributable to Centene Corporation	$19	$205	$659	$598

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$0.09	$1.19	$3.44	$3.47
Diluted earnings per common share	$0.09	$1.16	$3.37	$3.39

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net earnings	$653	$585
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	354	264
Stock compensation expense	105	99
Deferred income taxes	(103)	(32)
Changes in assets and liabilities
Premium and trade receivables	(696)	(749)
Other assets	65	(39)
Medical claims liabilities	1,380	406
Unearned revenue	(150)	255
Accounts payable and accrued expenses	35	205
Other long-term liabilities	199	45
Other operating activities, net	26	—
Net cash provided by operating activities	1,868	1,039
Cash flows from investing activities:
Capital expenditures	(489)	(301)
Purchases of investments	(2,691)	(1,693)
Sales and maturities of investments	1,575	1,308
Acquisitions, net of cash acquired	(1,958)	—
Net cash used in investing activities	(3,563)	(686)
Cash flows from financing activities:
Proceeds from the issuance of common stock	2,779	—
Proceeds from long-term debt	5,480	1,170
Payments of long-term debt	(3,692)	(1,124)
Common stock repurchases	(17)	(18)
Purchase of noncontrolling interest	(63)	(33)
Debt issuance costs	(25)	—
Other financing activities, net	(2)	2
Net cash provided by (used in) financing activities	4,460	(3)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	1
Net increase in cash, cash equivalents and restricted cash	2,765	351
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	4,089	3,936
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$6,854	$4,287
Supplemental disclosures of cash flow information:
Interest paid	$213	$210
Income taxes paid	$340	$358
Equity issued in connection with acquisitions	$507	$—

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q3	Q2	Q1	Q4	Q3
	2018	2018	2018	2017	2017
MANAGED CARE MEMBERSHIP BY LINE OF BUSINESS
Medicaid:
TANF, CHIP & Foster Care	7,260,500	5,852,000	5,776,600	5,807,300	5,809,400
ABD & LTSS	964,200	874,200	866,000	846,200	850,300
Behavioral Health	455,900	454,600	454,500	463,700	467,400
Total Medicaid	8,680,600	7,180,800	7,097,100	7,117,200	7,127,100
Commercial	2,062,500	2,051,700	2,161,200	1,558,300	1,657,800
Medicare (1)	417,400	343,800	343,400	333,700	331,000
Correctional	150,900	157,900	157,300	157,500	158,000
Total at-risk membership	11,311,400	9,734,200	9,759,000	9,166,700	9,273,900
TRICARE eligibles	2,858,900	2,851,500	2,851,500	2,824,100	2,823,200
Non-risk membership	219,000	218,100	218,900	216,300	213,900
Total	14,389,300	12,803,800	12,829,400	12,207,100	12,311,000

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

NUMBER OF EMPLOYEES	45,400	41,200	34,800	33,700	32,400

DAYS IN CLAIMS PAYABLE (2)	51	44	43	41	42
(2) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$13,782	$11,455	$11,398	$9,740	$9,633
Unregulated	481	3,543	452	310	308
Total	$14,263	$14,998	$11,850	$10,050	$9,941

DEBT TO CAPITALIZATION	37.3%	37.0%	40.6%	40.6%	41.5%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (3)	36.9%	36.7%	40.3%	40.3%	41.2%
(3) The non-recourse debt represents the Company's mortgage note payable ($59 million at September 30, 2018) and construction loan payable ($40 million at September 30, 2018).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
HBR	86.3%	88.0%	85.5%	87.3%
SG&A expense ratio	12.6%	9.0%	11.0%	9.4%
Adjusted SG&A expense ratio	10.0%	8.9%	10.0%	9.2%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, September 30, 2017	$4,333
Reinsurance recoverable	17
Balance, September 30, 2017, net	4,316
Acquisitions	1,319
Incurred related to:
Current period	42,991
Prior period	(373)
Total incurred	42,618
Paid related to:
Current period	37,528
Prior period	3,772
Total paid	41,300
Balance, September 30, 2018, net	6,953
Plus: Reinsurance recoverable	30
Balance, September 30, 2018	$6,983

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $7 million was recorded as a decrease to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service September 30, 2017, and prior.